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                                                                    EXHIBIT 99.3

                                JAMES C. TAYLOR
                               1115 N. 7TH AVENUE
                               BOZEMAN, MT 59715

                                 April 11, 1994

Mr. David M. Carmichael
American Oil and Gas Corporation
333 Clay Street, Suite 2000
Houston, Texas 77002

Re:  Service on KNE's Board of Directors

Dear Mr. Carmichael:

     This letter will evidence my consent to serve on the Board of Directors of K N Energy Inc. ("KNE") following the closing of the merger currently contemplated between KNE and American Oil and Gas Corporation pursuant to that certain Agreement of Merger dated March 24, 1994. In addition, this letter will evidence my agreement to the use of my name as a future KNE Director in any Registration Statement or other document filed in connection with the merger.

                                          Very truly yours,

                                          /s/  James C. Taylor

                                          James C. Taylor